UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2022 (March 10, 2022)

Bath & Body Works, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8344	31-1029810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Limited Parkway, Columbus, OH	43230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (614) 415-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 Par Value	BBWI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 23, 2022, Bath & Body Works, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company appointed Board Chair Sarah E. Nash as Executive Chair, effective as of February 22, 2022, and that, effective as of May 12, 2022, Ms. Nash will be appointed Interim Chief Executive Officer, and Andrew M. Meslow will be stepping down as Chief Executive Officer and as a member of the Board due to health reasons.

In recognition of Ms. Nash’s continued leadership as Chair of the Board in facilitating the successful and transformative separation of Victoria’s Secret & Co. from the Company in August 2021, and in light of her appointment as Executive Chair and, effective as of May 12, 2022, Interim Chief Executive Officer and the critical importance of retaining Ms. Nash for an extended period to support the Company’s continued growth and success after the separation, on March 10, 2022, the Board approved a one-time award of restricted stock units (“RSUs”) to Ms. Nash having an aggregate grant date value of $18 million (the “Award”). The Award was granted under the Company’s 2020 Stock Option and Performance Incentive Plan (the “2020 Plan”) and is scheduled to vest in three approximately equal annual installments, subject generally to Ms. Nash’s continued service as a member of the Board through each vesting date. The Award was unanimously approved by the independent members of the Board following the unanimous recommendation of the Human Capital & Compensation Committee of the Board. In connection with Ms. Nash’s role as Executive Chair and, effective as of May 12, 2022, Interim Chief Executive Officer, she may receive other customary compensation arrangements, which may include a base salary and short-term incentive compensation opportunity, and such arrangements will be evaluated and determined in due course.

Ms. Nash has served as a member of the Board since 2019 and served as non-executive Chair of the Board from May 2020 through February 21, 2022. During that time, the Board believes that she has provided unparalleled leadership and support to the Company through a period of significant uncertainty, transition and transformation. The Board believes that Ms. Nash has been, and will continue to be, critical to the Company’s successful transformation and turnaround following the COVID-19 global pandemic and the resulting uncertain and challenging business environment, including in connection with navigating the Company through a CEO transition process in 2020 and the separation of Victoria’s Secret & Co. in August 2021. In addition, the Board believes Ms. Nash will be instrumental in positioning the Company for long-term future growth and success as a standalone company, including as the Company commences another CEO transition with Ms. Nash serving as Interim Chief Executive Officer. The Board believes that the Award is necessary to help ensure Ms. Nash’s continued retention and support, as well as the stability of the Company’s leadership team during this new period of transition for the Company.

The preceding description of the Award is only a summary and is qualified in its entirety by the terms of the Restricted Share Unit Award Agreement with Ms. Nash, dated March 10, 2022, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01.     Other Events.

In connection with Ms. Nash’s appointment as Executive Chair and, effective as of May 12, 2022, Interim Chief Executive Officer, on March 10, 2022, the Board appointed Stephen D. Steinour as Interim Lead Independent Director.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Bath & Body Works, Inc. 2020 Stock Option and Performance Incentive Plan Restricted Share Unit Award Agreement, dated March 10, 2022, by and between the Company and Sarah E. Nash

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bath & Body Works, Inc.

By:	/s/ Michael C. Wu
Name:	Michael C. Wu
Title:	Chief Legal Officer & Secretary

Date: March 11, 2022